Exhibit 99.03

DexCom Announces CFO Retirement, Appointment of Interim CFO and Executive Promotions

SAN DIEGO, CA — July 30, 2007 — DexCom, Inc. (NASDAQ:DXCM) today announced that Steven J. Kemper has retired from his position as Chief Financial Officer, effective July 31, 2007, to pursue other opportunities outside of DexCom.

“I want to thank Steve for his contributions to DexCom and wish him the best of luck in his future endeavors,” said Terrance H. Gregg, President and Chief Executive Officer of DexCom. “It is important to note that Steve’s retirement is not related to any disagreement with, or inaccuracy or omission in, the company’s accounting systems or financial reporting.”

DexCom also announced that Jess Roper has been named Interim Chief Financial Officer effective July 31, 2007. Mr. Roper, who will also continue to serve as Director of Finance, joined DexCom in 2005 and has served in that capacity since that time. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University.  He is a licensed certified public accountant in the state of California and a former auditor with PricewaterhouseCoopers, LLP.  Mr. Roper is 42 years old.

“I have high confidence in Jess Roper’s ability to lead the finance team on an interim basis, as he has strong knowledge of DexCom’s business, processes, systems, and all aspects of DexCom’s financial reporting and corporate governance,” said Mr. Gregg.

DexCom intends to actively begin the process to recruit a new chief financial officer.

DexCom also announced the promotion of three executive officers.  Jorge Valdes has been promoted to Senior Vice President of Operations, Steven R. Pacelli has been promoted to Senior Vice President of Corporate Affairs and John Riolo has been promoted to Vice President of Quality Assurance.

“DexCom always looks for the best talent to lead our business, but it is particularly pleasing when that talent is found already working within our organization,” said Mr. Gregg. “Each of these individuals has demonstrated strategic leadership, and has been integral in developing DexCom’s leading presence in the continuous glucose monitoring market.”

As Senior Vice President of Operations, Mr. Valdes is responsible for overseeing DexCom’s manufacturing, engineering and information technology departments. Mr. Valdes has served as DexCom’s Vice President of Engineering since November 2005. From July 1999 to March 2005, Mr. Valdes served as Vice President of Engineering at Advanced Fibre Communications, or AFC, a provider of broadband access solutions. Mr. Valdes also served as General Manager for the fiber to the premise (FTTP) business unit of AFC beginning in May 2004. From May 1985 until July 1999, Mr. Valdes held positions at Racal Datacom, a manufacturer of data communication products, in engineering management, product development and product management. Mr. Valdes received his B.S. and an M.B.A. from the University of Miami, Florida.

In his capacity as Senior Vice President of Corporate Affairs, Mr. Pacelli will be charged with overseeing DexCom’s legal, human resources, intellectual property, investor relations and business development functions.  Mr. Pacelli has served as DexCom’s Vice President of Legal Affairs since April 2006. From March 2003 to April 2006, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth where he specialized in public and private finance, mergers and acquisitions and general corporate matters for life sciences and technology companies. From February 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

As Vice President of Quality Assurance, Mr. Riolo assumes oversight for all quality assurance and quality control activities at DexCom. Mr. Riolo has served as DexCom’s Senior Director of Quality Assurance since January 2005. From August 2002 to January 2005, Mr. Riolo served as President of MicroMed Laboratories and Consulting Services, a subsidiary of Oculus Innovative Sciences, Inc., where he was responsible for all operational and business development activities relating to regulatory affairs, quality assurance and clinical affairs consulting, as well as microbiological testing services. From January 2001 to August 2002, Mr. Riolo served as Vice President of Regulatory Affairs and Quality Assurance of Medtronic, Inc. Vascular Division, a manufacturer of balloon catheters, stents and stent grafts for the treatment of vascular diseases and aneurisms.  Mr. Riolo received a B.S. degree in Mechanical Engineering from California State Polytechnic University, San Luis Obispo.  Mr. Riolo is 47 years old.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history.  Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending June 30, 2007, as filed with the Securities and Exchange Commission on July 30, 2007.

FOR MORE INFORMATION:
Steven R. Pacelli
Senior Vice President of Corporate Affairs
(858) 200-0200
www.dexcom.com